                                                                    Exhibit 99.1
May 22, 2000



Board of Directors
In Home Health, Inc.
c/o Michael Ford
Carlson Center
601 Carlson Parkway
Suite 500
Minnetonka, MN  50305

Dear IHHI Board Members:

Thank you for taking the time to meet with me by phone last week so that I could share some of my perspective about the board search for a new CEO and specifically about our strongly held feelings regarding Wolfgang von Maack.

I would like to confirm my response to Jim Lynn's question concerning our desire to work more closely with IHHI to optimize the business relationship between our companies. I have requested additional information and offered assistance with that goal in mind.

Based on our current understanding of the company, I believe we should enter into discussions to determine the best way to achieve our common goals. I am prepared to have our representatives meet with Mike Ford and his organization to exchange ideas, including my desire to increase significantly our shareholdings in IHHI to remove any questions of our commitment to the company. Our preliminary analysis indicates that we should be able to offer shareholders a meaningful premium to the current trading price of the IHHI shares and provide them with an alternative to holding those shares in anticipation of a higher valuation in the distant future.

We are happy with the leadership and constructive attitude Mike Ford has brought to the company and we respectfully request that he remain in his current positions until we have completed our strategic discussions about increasing our role and ownership. A change in the leadership at this time may inhibit the shareholders from receiving a premium valuation alternative and require us to consider other strategies to protect our interests.

Please feel free to contact me if you have any questions about our position. We look forward to working with you constructively to maximizing the shareholder's value at IHHI.

                                   Sincerely,


                                   /s/ Paul A. Ormond



                                       5